Exhibit 99.2

STATE OF NEW HAMPSHIRE

PUBLIC UTILITIES COMMISSION

DE 13-084

UNITIL ENERGY SYSTEMS, INC.

Petition to Increase Storm Recovery Adjustment Factor

Order Approving Increase to Storm Recovery Adjustment Factor

O R D E R N O. 25,498

April 25, 2013

APPEARANCES: Gray Epler, Esq. on behalf of Unitil Energy Systems, Inc.; the Office of Consumer Advocate by Susan W. Chamberlin, Esq. on behalf of residential ratepayers; and Suzanne G. Amidon, Esq. on behalf of Commission Staff.

I.	PROCEDURAL HISTORY

On March 15, 2013, Unitil Energy Systems, Inc. (UES or Company) filed a petition to increase its storm recovery adjustment factor (SRAF) effective May 1, 2013. UES said that the increase was necessary to recover the costs of restoring power and repairing damage to its electrical system resulting from the October 2012 storm known as Tropical Storm Sandy. In support of its petition, UES filed testimony with related exhibits and an illustrative tariff. In its petition, UES requested that the SRAF be increased from its current level of $0.00178 per kilowatt hour (kWh) by $0.00053 per kWh, resulting in a total SRAF of $0.002321 per kWh. According to UES, a residential default service customer using 600 kWh per month would experience a monthly bill increase of $0.32, or 0.4 percent. In its filing, UES proposed to recover the costs associated with Tropical Storm Sandy over a period of four years.

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The petition stated that the Commission approved a settlement agreement in UES’s most recent distribution rate case which created two cost recovery mechanisms for major storm damage to UES’s electrical system.1 First, the settlement agreement established a Storm Reserve to allow for the recovery of costs associated with qualifying major storms through UES’s base rates. Second, the settlement agreement established the SRAF charge to allow UES to recover the costs of infrequent storms of extraordinary magnitude. The settlement agreement set the initial SRAF at $0.00096 per kWh to allow recovery of the costs associated with the December 2008 ice storm and the March 2010 wind storm. The settlement agreement also specifically allowed UES to petition the Commission to change the SRAF should any significant under- or over-recoveries occur. In support of its request, UES testified that adding the costs of Tropical Storm Sandy to the Storm Reserve would place the Storm Reserve in significant deficit for an extended period of time, and that Tropical Storm Sandy qualified for recovery through the SRAF.

The Office of Consumer Advocate (OCA) filed a letter indicating its participation in the docket pursuant to RSA 363:28 on April 4, 2013. On April 8, 2013, the Commission issued Order No. 25,489 suspending the proposed tariff and scheduling a hearing for April 15, 2013. At hearing, UES filed updated schedules supporting the recovery of the costs associated with Tropical Storm Sandy through the SRAF over a five-year period (Hearing Exhibit 2). On April 16, 2013, UES filed a response to a hearing record request (Hearing Exhibit 3).

II.	POSITIONS OF THE PARTIES AND STAFF

A. Unitil Energy Systems, Inc.

UES testified that the existing Storm Reserve established in Docket No. DE 10-055 is funded at $400,000 annually and that the amount was set to deal with more frequent storms typically experienced in a single year. The settlement agreement in Docket DE 10-055 also created the SRAF to allow the recovery of costs associated with infrequent storms of extraordinary magnitude. In its petition, UES estimated that the costs associated with Tropical Storm Sandy to be recovered through the SRAF to be $2,310,089.

[1]	See Order No. 25,214 (April 26, 2011) in Docket No. DE 10-055.

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UES stated that in the wake of Tropical Storm Sandy, more than 8.5 million homes and businesses across 24 states lost power. According to the Company, the tropical storm event in New Hampshire included heavy rain and wind gusts up to 55 miles per hour, especially along the seacoast, resulting in limb, tree and wire damage. UES testified that, during the storm, peak interruptions reached 31,000 in UES’s New Hampshire service area (42% of UES’s electric customers) with cumulative customers affected reaching over 61,000 through the storm event.

UES also provided with its filing a copy of the “Super Storm Sandy After Action Report” which provides information about the storm, the resulting damage and customer impacts, and the Company’s planning, restoration and communication strategy. In connection with its request to recover the costs associated with Tropical Storm Sandy through the SRAF, UES requested that the Commission find that the tropical storm was an infrequent storm of extraordinary magnitude and that the costs to repair the resulting damage to UES’s electric system qualify for recovery through the SRAF. UES explained that the Storm Reserve is intended to fund severe weather events causing 16 concurrent troubles and 15% of customers interrupted, or 22 concurrent troubles in either the Capital or Seacoast regions of UES. Tropical Storm Sandy resulted in approximately 82 concurrent troubles interrupting 48% of customers in the Capital region and 130 concurrent troubles interrupting 44% of customers in the Seacoast region. UES pointed out that these numbers are significantly greater than the thresholds established under the Commission’s definition of major storm to be funded through the Storm Reserve and support a finding that the Tropical Storm Sandy was an infrequent storm of such magnitude to qualify associated costs to be recovered through the SRAF.

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UES testified that the total costs incurred for emergency storm restoration expenditures attributable to Tropical Storm Sandy are $2,659,587, with $349,498 capitalized to utility plant assets, and $2,310,089 recorded as deferred storm costs. The Company described the specific cost categories of emergency storm restoration expenditures as (1) contractor and related services, (2) incremental payroll and expenses, (3) materials and supplies and (4) transportation. UES said that the amounts for contractor and related services totaled $2,340,450, and that those costs principally represent amounts expended by UES to acquire and compensate local and non-local utility line crews, tree crews and damage assessment, and wires down personnel to complete the restoration. UES stated that when regional storm events like Tropical Storm Sandy occur, the competition among electric distribution utilities for tree and line crews requires the utilities to procure commitments from available line crews prior to the storm event or risk an extended outage. The result, according to UES, is that electric utilities are required to pay for the initial commitment (pre-staging) costs as well as the costs for work to repair electric facilities, and although some efforts have been made to coordinate crew availability, there is no ready solution to the crew availability problem.

In its petition, UES requested an incremental increase in the SRAF of $0.00053 per kWh to recover the costs associated with Tropical Storm Sandy over a period of four years. UES said that it proposed a four-year recovery period to coincide with the ending date for recovery of Tropical Storm Irene and the October 2011 snowstorm. Recovery of these two storms through the SRAF began on May 1, 2012 and are being recovered over a five-year period through April 2017 as approved by the Commission in Order No. 25,351 (April 24, 2012) in Docket DE 11-277.2 UES estimated that the rate impact associated with a four-year recovery period would be

[2]	Order No. 25,351 increased the SRAF from $0.00096 per kWh to $0.00178 per kWh to include the recovery of costs associated with Tropical Storm Irene and the October 2011 snowstorm.

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an increase to the SRAF of $0.00053 per kWh, or an increase of 0.4% in monthly bills to residential customers. At hearing, UES introduced an exhibit (Hearing Exhibit 2) which presented the calculation of the increase to the SRAF if the costs associated with Tropical Storm Sandy were recovered over a five-year period. The resulting increase to the SRAF, assuming a five-year recovery period, would be an increase of $0.00043 per kWh to the SRAF, or an increase of 0.3% in monthly bills to residential customers. UES modified its request by asking that the Commission approve its petition but allow recovery of costs over a five-year period instead of the four-year recovery period proposed in the initial petition.

B. Office of Consumer Advocate

The OCA said it did not object to UES’s petition to recover costs associated with Tropical Storm Sandy provided that the expenses were subject to audit. The OCA also expressed concern about the about the availability of crews to assist in restoring power and said that the issue needs to be studied.

C. Staff

Staff stated that it had reviewed the petition and recognized that UES had incurred approximately $2.3 million in restoring power and repairing damage to its electrical system caused by Tropical Storm Sandy. Staff supported UES’s request to begin recovery of the costs, subject to any adjustments that may arise as a result of Staff’s audit of UES’s expenses related to the storm. Staff also recommended that the Company recover those costs over five years, which is the same recovery period approved by the Commission for recovery of costs associated with Tropical Storm Irene and the October 2011 snow storm.

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III.	COMMISSION ANALYSIS

We have reviewed UES’s filing and the evidence submitted at hearing regarding UES’s request to increase the SRAF to recover costs associated with Tropical Storm Sandy. We have also considered the overall rate impacts which result in an average increase of 0.3% for residential customers. Taking into account UES’s testimony describing the damage caused by Tropical Storm Sandy, we find that the storm qualified as a low frequency storm of extraordinary magnitude and that the SRAF is the appropriate mechanism for the Company to use to recover the costs associated with the storm. Based on the foregoing, we will allow UES to begin recovery of the costs associated with preparation and restoration activities related to Tropical Storm Sandy effective May 1, 2013.

The Company used estimated costs incurred as result of Tropical Storm Sandy to calculate an increase of $0.00043 per kWh to the current SRAF of $0.00178 per kWh for a total SRAF rate of $0.00221 to take effect May 1, 2013. While we recognize that approval of the filing results in rate increases, we find that the proposed SRAF rate is just and reasonable and in the public interest. We find that recovery for costs associated with Tropical Storm Sandy, if made over a five-year period, is just and reasonable and that the amounts subject to recovery should be reconciled based on the results of Staff’s audit. We also approve the Company’s request to use its long-term cost of debt, net of deferred taxes, or 4.52% as the carrying charge to be applied to the uncollected balance through the recovery period. Finally, UES is required to continue to file annual reports on the Storm Reserve and storm recovery updates for those storms where costs are recovered through the SRAF.

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Based upon the foregoing, it is hereby

ORDERED, that the petition of Unitil Energy Systems, Inc., as modified, to increase the Storm Adjustment Recovery Factor by $0.00043 per kWh for a total SRAF rate of $0.00221 per kWh effective May 1, 2013 is hereby APPROVED; and it is

FURTHER ORDERED, that UES shall file tariffs conforming to this Order within 30 days of the date hereof pursuant to Puc 1603.05.

By order of the Public Utilities Commission of New Hampshire this twenty-fifth day of April, 2013.

/s/ Michael D. Harrington	/s/ Robert R. Scott
Michael D. Harrington	Robert R. Scott
Commissioner	Commissioner

Attested by:

/s/ Debra A. Howland
Debra A. Howland
Executive Director